Calculation of Filing Fee Tables
S-4
COLUMBIA BANKING SYSTEM, INC.
Table 1: Newly Registered and Carry Forward Securities
		Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	1	Equity	common stock, no par value	Other	89,801,704		$ 2,053,171,203.88	0.0001531	$ 314,340.51
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities
			Total Offering Amounts:				$ 2,053,171,203.88		$ 314,340.51
			Total Fees Previously Paid:						$ 0.00
			Total Fee Offsets:						$ 0.00
			Net Fee Due:						$ 314,340.51
Offering Note
[1]	(1) The number of shares of common stock, no par value, of Columbia Banking System, Inc. ("Columbia" and, such shares, the "Columbia common stock") being registered is based upon (i) an estimate of the maximum number of shares of common stock, par value $0.01 per share, of Pacific Premier Bancorp, Inc. ("Pacific Premier" and, such shares, the "Pacific Premier common stock") outstanding as of May 23, 2025, or issuable or expected to be exchanged in connection with the merger of Balboa Merger Sub, Inc. ("Merger Sub"), a wholly owned subsidiary of Columbia with and into Pacific Premier with Pacific Premier as the surviving corporation (the "merger"), pursuant to the Agreement and Plan of Merger, dated as of April 23, 2025, by and among Columbia, Pacific Premier, and Merger Sub (the "merger agreement"), which collectively equal to 98,143,939, multiplied by (ii) the exchange ratio of 0.9150 of a share of Columbia common stock for each share of Pacific Premier common stock. (2) Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act of 1933, as amended (the "Securities Act"), and calculated in accordance with Rules 457(c) and 457(f)(1) promulgated thereunder. The maximum aggregate offering price is (i) the average of the high and low prices of Pacific Premier common stock as reported on the Nasdaq Global Select Market on May 23, 2025 ($20.92 per share) multiplied by (ii) the estimated maximum number of shares of Pacific Premier common stock to be converted in the merger (98,143,939).